Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors Adaptimmune Therapeutics plc:

We consent to the incorporation by reference in the registration statement (No. 333-212713) on Form S-3  of Adaptimmune Therapeutics plc of our reports dated February 27, 2019, with respect to the consolidated balance sheets of Adaptimmune Therapeutics plc as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”) (our report refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of the Accounting Standard Codification Topic 606, Revenue from Contracts with Customers), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10 K of Adaptimmune Therapeutics plc .

/s/ KPMG LLP

Reading, United Kingdom

February 27, 2019